EXHIBIT 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

AND

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF
HF FINANCIAL CORP.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

HF Financial Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.                                       That the Board of Directors of the Company (the “Board”), pursuant to Section 151 of the DGCL and the authority granted in the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), by resolution duly adopted, authorized the issuance of a series of 50,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share (the “Junior Participating Preferred Stock”), and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and authorized the filing of a certificate of designations (the “Junior Participating Certificate of Designations”) with respect to such Junior Participating Preferred Stock, which Junior Participating Certificate of Designations was filed by the Company in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 1, 1996.

2.                                       That the Board, pursuant to Section 151 of the DGCL and the authority granted in the Certificate of Incorporation, by resolution duly adopted, authorized the issuance of a series of 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $.01 per share (the “Fixed Rate Preferred Stock”), and established the powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and authorized the filing of a certificate of designations (the “Fixed Rate Certificate of Designations”) with respect to such Fixed Rate Preferred Stock, which Fixed Rate Certificate of Designations was filed by the Company in the office of the Secretary of State on November 20, 2008.

3.                                       That all of the issued and outstanding shares of Junior Participating Preferred Stock and the Fixed Rate Preferred Stock (collectively, the “Designated Preferred Stock”) issued pursuant to the Junior Participating Certificate of Designations and the Fixed Rate Certificate of Designations (collectively, the “Certificates of Designations”), respectively, have been redeemed, converted, or otherwise cancelled, and therefore no shares of Designated Preferred Stock are outstanding as of the date hereof.

4.                                       That the Board has adopted the following resolutions:

RESOLVED, that the Board hereby determines that no shares of any of the series of Designated Preferred Stock are outstanding, and that no additional shares of such series of Designated Preferred Stock shall be issued pursuant to the Certificates of Designations applicable thereto.

FURTHER RESOLVED, that all matters set forth in the Certificates of Designations with respect to the Company’s Designated Preferred Stock be eliminated from the Certificate of Incorporation.

FURTHER RESOLVED, that the proper officers of the Company (the “Authorized Officers”) be, and each of them hereby is, authorized and directed to file a Certificate of Elimination with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificates of Designations with respect to such Designated Preferred Stock shall be eliminated from the Certificate of Incorporation.

FURTHER RESOLVED, that the Authorized Officers be, and they hereby are, authorized and directed, jointly and severally, for and in the name and on behalf of the Company, to execute and deliver any and all certificates, agreements, and other documents, take any and all steps and do any and all things which they may deem necessary or advisable in order to effect the purposes of each and all of the foregoing resolutions.

FURTHER RESOLVED, that any actions taken by such Authorized Officers prior to the date of these resolutions that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the act and deed of the Company.

5.                                      That, accordingly, all matters set forth in the Certificates of Designations with respect to the Designated Preferred Stock be, and hereby are, eliminated from the Certificate of Incorporation.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer as of this 12th day of August 2009.

By:	/s/ Darrel L. Posegate
Name:	Darrel L. Posegate
Title:	Executive Vice President,
Chief Financial Officer and Treasurer